                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Three Months Ended
                                                Mar. 31       Mar. 31
                                                 2002          2001
                                               --------      --------
                                               (Thousands of Dollars)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $14,470       $ 3,954
Amortization of capitalized interest                721           620
Interest expense                                  8,035         8,894
Interest portion of rental expense                  683           620
                                               --------      --------
Earnings                                        $23,909       $14,088
                                               ========      ========
Interest                                        $ 8,163       $ 9,102
Interest portion of rental expense                  683           620
                                               --------      --------
Fixed Charges                                   $ 8,846       $ 9,722
                                               ========      ========
Ratio of Earnings to Fixed Charges                 2.70          1.45
                                               ========      ========